Exhibit 10.8

PERSONAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (this "**Agreement**") is executed as of June 30, 2011, and effective as of May 1, 2011 (the "**Effective Date**"), by and between **Bio Light Israeli Life Sciences Investments Ltd.**, company no. 51-368079-3, a company organized under the laws of the State of Israel, having its principal office at Shoham 5 St., Ramat-Gan, Israel (the "**Company**") and **Suzana Nahum Zilberberg**, ID No. 028498525, residing at Nezah Israel 13, Hertzlyia, Israel (the "**Employee**").

WHEREAS, the Company desires to engage the Employee as the Company's Chief Executive Officer ("**CEO**"), and the Employee represents that she has the requisite skill and knowledge to serve as such; and

WHEREAS, the parties desire to state the terms and conditions of the Employee's engagement by the Company, commencing as of the Effective Date, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby declare and agree as follows:

1. **Appointment; the Position**

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, commencing on the Effective Date, in the capacity of CEO.

1.2 In such capacity, the Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar capacities, subject to the instructions and policies of the Board of Directors of the Company. The Employee shall report regularly to the Chairman of the Board of Directors (the "**Chairman**") with respect to her activities

1.3 The Employee is employed on a full time basis, and hereby undertakes to devote her full time, attention, skill, and effort exclusively to the performance of her duties in the Company and undertakes, during the term of this Agreement, not be engaged, directly or indirectly, in any other employment, render services to or engage actively in any other business activities, with or without compensation, for any other person, firm or company, without the prior written consent of the Company's Chairman of the Board of Directors, which shall not be unreasonably withheld; provided however that such consent shall be subject to those approvals required under any applicable law, to the extent required. The Employee shall perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.

1.4 The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors or consultants.

1.5 The Employee's position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal loyalty and the terms of employment hereunder shall not permit application to this Agreement of the Law of Work Hours and Rest 5711 - 1951. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Employee

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shall not be entitled to additional compensation from the Company for working additional hours or working on holidays or Sabbaths, as required by the Company.

2. **Salary**

2.1 In consideration for the Employee's employment with the Company on a full time basis, as specified herein, the Company agrees to pay to the Employee, starting on the Effective Date, a gross salary of NIS 50,000 (fifty thousand New Israeli Shekels) per month (the "**Salary**").

2.2 The Salary shall be payable monthly in arrears no later than ninth business day of each month, during the term of the Employee's engagement hereunder.

2.3 It is hereby agreed that the Salary shall be linked to the Israeli Consumer Price Index as published by the Israeli Central Bureau of Statistics (the "**CPI**"), on an annual basis. At the end of each full year of employment hereunder (an "**Employment Year**"), in the event the New Index (as defined below) is higher than the Base Index (as defined below), the Company shall increase the Salary by the same proportion as the New Index has risen in comparison to the Base Index.

For the purpose hereof, the "**Base Index**" shall mean the CPI for May 2011 published in June 2011; and the "**New Index**" shall mean the last CPI published prior the end of each Employment Year hereunder.

2.4 In addition to the linkage in Section 2.3 above, it is hereby agreed that the Salary shall be reviewed on an annual basis and may be increased at the Company's sole discretion, subject to the approvals required under applicable law.

3. **Option**

The Company shall grant the Employee an option (the "**Option**") to purchase Ordinary Shares of the Company (the "**Option Shares**"), up to a number, at an exercise price, under those vesting terms and other conditions, specified in that certain Option Agreement attached hereto as **Appendix A** (the "**Option Agreement**").

The grant hereof shall not derogate from the Employee's right to be granted additional options to purchase shares of the Company, at the sole discretion of the Board of the Company, subject to receipt of any and all approvals required under applicable law.

4. **Bonus**

4.1 Employee shall be entitled to an annual bonus equal to up to six (six) Salaries (the "**Bonus**"), subject to achievement of those certain goals set for a particular calendar year.

4.2 No later than 45 days after the beginning of each calendar year, the Audit Committee and Board of Directors, after receipt of the Chairman's recommendations, shall set those certain goals the achievement of which shall entitle Employee to the Bonus, in whole or in part. Determination whether those certain goals were achieved, in whole or in part, shall be made by the Board of Directors.

4.3 The goals for Employee's first eight months of employment with the Company

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shall be set within 60 days from the Effective Date, in accordance with the procedure described in this Section 4.

5. **Additional Benefits**

5.1 In addition to the Salary, and starting as of the Effective Date, the Employee shall receive the following benefits from the Company:

5.1.1 Vacation The Employee shall be entitled to an annual vacation of 24 Working Days per year of continuous employment with the Company. A "Working Day" shall mean Sunday thru Thursday, inclusive. The employee may accumulate un-used vacation Working Days in accordance with applicable law.

5.1.2 Sick Leave The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736-1976, from her first sick day

5.1.3 Recreation Pay The Employee shall be entitled to recreation pay, calculated on the basis of an initial 13 (thirteen) entitlement days ("ימי זכאות") per year. The number of entitlement days per year shall be adjusted upwards , in accordance with the Employee's seniority, in accordance with applicable law.

5.1.4 Manager's Insurance. The Company shall effect a Manager's Insurance Policy and/or a pension plan, as per the Employee's request (the "**Insurance Policy**") in the name of the Employee, and shall pay a sum equal to 15.83% of the Employee's Salary towards such Insurance Policy, of which 8.33% will be on account of severance pay and 7.5% in account the company's payments (תגמולי מעסיק). The Company shall deduct 5% from the Employee's Salary to be paid on behalf of the Employee towards such Insurance Policy as pension fund payment (תגמולים). Employee agrees that the payments by the Company to the Insurance Policy in accordance with the terms hereof, shall be instead of any statutory obligation of the Company to pay severance pay to the Employee, and not in addition thereto, all in accordance with Section 14 of the Severance Pay Law 5726-1963 (the "**Severance Pay Law**"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, on Employers' Payments to Pension Funds and Insurance Policies Instead of Severance Pay According to Section 14 of the Severance Pay Law, published in the Official Announcement and Advertisements Gazette No. 4659, on July 30, 1998, attached hereto as **Appendix B**.

The Company hereby waives its right to a refund of payments it made to the Insurance Policy, except: (i) in the event that Employee's right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Severance Pay Law (in which case Company shall only be entitled to a refund of such funds to the extent that severance pay was denied); or (ii) in the event that the Employee withdrew monies from the Insurance Policy (other than by reason of an entitling event, i.e. death, disability or retirement at or after the age of sixty (60)). Except as specially specified herein, upon termination of Employee's employment with the Company, the Company shall furnish Employee with the necessary documentation required in order to release the funds

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accumulated on her behalf and/or in the name of the Employee under the Insurance Policy and Further Education Fund.

5.1.5 Further Education Fund Contributions The Company shall pay a sum equal to 7.5% of the Salary, and shall deduct 2.5% from the Employee's Salary to be paid on behalf of the Employee toward a further education fund (קרן השתלמות). Use of these funds shall be in accordance with the by-laws of such fund.

5.1.6 Indemnification. The Company shall provide the Employee with an officer indemnification letter, as customary in the Company.

5.1.7 Company Cellular The Employee shall be entitled to full reimbursement of her cellular telephone expenses. The Company shall bear the maximal permitted tax deduction ("גילום") that may be imposed as a result of this benefit.

5.1.8 Company Car. The Employee shall be entitled to the use of a Company car, of a Weighted Price (מחיר משוקלל) in any certain calendar year (as such term is defined in the Income Tax Regulations (Car Use Value), 5747-1987) no higher than NIS ___________; and the Company shall pay expenses incurred as a result of the use of such car, including fixed and variable maintenance costs, licenses, insurance, gas and repairs; all according to the Company's policy at the time. The Company shall not pay any fines, reports or other traffic offenses incurred by Employee. The Employee shall execute a separate Company Car Agreement as a condition for the provision of the company car hereunder.

5.1.9 CPA License Fees. The Company shall either pay or reimburse the Employee for her Israeli Certified Public Accountant license fee expenses during her employment with the Company hereunder.

5.1.10 International Flight; Frequent Flyer Miles. In the event Employee's duties require international flight of over 7 (seven) hours, Employee shall be entitled to Business Class tickets. It is hereby agreed that any frequent flyer miles accumulated from Employee's business travel abroad, on behalf of the Company, if any, shall be credited to the Employee, and may be utilized by the Employee, at her discretion.

5.1.11 Preventive Managers' Medical Check-Up Program. The Company shall purchase and maintain for the Employee an annual preventive managers' medical check-up program, for the duration of employee's employment with the Company.

5.1.12 Re-Adjustment Payment. Upon termination of Employee's employment under this Agreement, other than (i) termination for Cause (as such term is defined below), or (ii) termination by Employee, prior to the lapse of a 24 month period from the Effective Date; Employee shall be entitled to a re-adjustment payment ("מענק הסתגלות") in a sum equal to 3 (three) months Salary, including the benefits specified in Sections 5.1.4 and 5.1.5 above, payable at the end of the notice period as specified in Section 9 below

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5.1.13 Employee shall bear all taxes that may be imposed as a result of any benefits granted hereunder, unless specified otherwise herein, and the Company may deduct any withholding tax, as required under any applicable law.

6. **Expenses**

The Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses incurred by Employee, including, without limitation, such expenses arising out of travel, lodging, meals and entertainment whether in Israel or abroad, in accordance with the Business Expenses Policy of the Company.

7. **Proprietary Information**

7.1 The Employee acknowledges and agrees that she will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company's product research and development, including without limitation, the Company's banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "**Proprietary Information**".

7.2 Proprietary Information shall be deemed to include any and all proprietary information disclosed in any manner by or on behalf of the Company and irrespective of form, but excluding information that (i) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (ii) as established by written records, shall have been received by the Employee from a third party having no obligation to the Company, (iii) reflects general skills and experience gained during the Employee's engagement by the Company, or (iii) reflects information and data generally known within the industries or trades in which the Company transacts business.

7.3 The Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during her engagement by the Company and after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary to perform her duties as an employee of the Company.

7.4 The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during her employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and she will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform her duties as an employee of the Company and consistent with the Company's agreement with such third party. Upon termination of her employment with the Company, Employee shall act with respect to such

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information as set forth in Section 9.4, *mutatis mutandis*.

7.5 The Employee's undertakings in this Section 7 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

8. **Disclosure and Assignment of Inventions**

8.1 The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of her employment with the Company, she is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all her knowledge and experience.

8.2 From and after the date she first became associated with the Company, the Employee undertakes and covenants that she will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company's business or current or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by her, either alone or jointly with others, during the period of her employment, whether or not in the course of her employment ("**Inventions**").

8.3 The Employee agrees that all Inventions, as defined above, that are developed during the term hereof will be the sole and exclusive property of the Company ("**Company Inventions**").

8.4 The Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all "Moral Rights" (as defined below) that she may have in or with respect to any Company Invention. She also hereby forever waives and agrees never to assert any and all Moral Rights she may have in or with respect to any Company Invention, even after termination of her work on behalf of the Company. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

8.5 The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries. She will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Her obligations under this Section 8.5 will continue beyond the termination of her employment with the Company, provided that the Company will compensate her at a reasonable rate for time or expenses actually spent by her at the Company's request on such assistance after such termination. The Employee hereby irrevocably appoints the Chairman of the Board of

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Directors of the Company or any officer in the Company in her place as her attorney-in-fact to execute documents on her behalf for this purpose.

9. **Termination**

9.1 This Agreement shall enter into effect upon the Effective Date and shall remain in effect until terminated by either party hereto by prior written notice of no less than 60 (sixty) days.

9.2 Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement with immediate effect, without prior notice, in case of termination for Cause (as defined below).

For purposes of this Agreement, termination for "**Cause**" shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company and/or any of its affiliates; (ii) any refusal to carry out a reasonable directive of the Company's Board of Directors, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) a serious breach of trust including, without limitation, theft, self-dealing, embezzlement of funds of the Company and/or any of its affiliates; (iv) ownership direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company and/or any of its affiliates, including those products or services contemplated in a plan adopted by the board of directors of the Company; (v) any breach of the Employee's duties of care to the Company (except for conduct taken in good faith); (vi) any conduct (other than conduct in good faith) materially detrimental to the Company and/or any of its affiliates; (vii) any breach by the Employee of the provisions of Sections 7 or 8 herein; (viii) dishonesty by the Employee effecting the Company and/or any of its affiliates as reasonably determined by the board of directors of the Company, and (ix) under circumstances in which upon termination by the Company the Employee's right to receive severance pay under applicable Israeli law is invalidated.

9.3 During the period following notice of termination by any party for any reason, the Employee shall cooperate with the Company and use her best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities. At the option of the Company, the Employee shall during such period either continue with her duties or remain absent from the premises of the Company.

9.4 The Employee agrees that upon termination of her employment with the Company, for any reason, she shall (i) promptly deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in her possession and relating to her employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at her disposal, including the Employee's badge or other equipment; (ii) delete any information relating to the Company and any of its affiliates or their business from her personal computer, if any, after backing up all relevant information on a storage system accessible by the Company's board of directors; and (iii) coordinate the orderly handing over of her position according to the timetable determined by the Company's board of directors, and hand over in an orderly fashion and in accordance with Company procedures her

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position, the documents and all the other matters dealt with by her to such person as the Company instructs, all to the satisfaction of the Company.

10. **Mutual Representations**

10.1 The Employee represents and warrants to the Company that there is no limitation or restriction under any law, agreement or otherwise preventing her from entering into this Agreement or preventing or limiting her from performing all of her undertakings hereunder and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which she is a party or by which she is bound, and (ii) do not require the consent of any person or entity.

10.2 The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity, other than those consents obtained prior to the execution hereof.

10.3 Each Party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

11. **Injunction**

Employee agrees that it would be difficult to measure damage to the Company from any breach of Employee of the undertakings set forth in Sections 7 or 8 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if she breaches any provision of Sections 7 or 8 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee..

12. **Notice; Addresses**

12.1 The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

12.2 All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, five business days from the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

13. **Miscellaneous**

13.1 The preamble to this Agreement constitutes an integral part hereof.

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13.2 Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

13.3 The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.4 No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

13.5 Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

13.6 This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets. ,

13.7 This Agreement is the only agreement between the parties on the subject matter of the Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement.

13.8 It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

[Signature Page Immediately Following]

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[Signature Page of Employment Agreement Dated 30 June 2011]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Bio Light Israeli Life Sciences Investments Ltd.	**Suzana Nahum Zilberberg**
/s/ Eliahu Shohet	/s/ Suzana Nahum Ziberberg

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Appendix A

Option Agreement

נספח א׳

תכנית האופציות לשנת 2005 של חברת ביו לייט השקעות במדעי החיים בישראל בע"מ

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Appendix B

General Confirmation of Employer Payments to the

Pension and Insurance Fund in lieu of Severance Pay

(Under the Severance Pay Law, 5723-1963)

By virtue of my authority under Section 14 of the Severance Pay Law, 5723-19631 (hereinafter – the “Law”), I confirm that payments made by an employer as of the date of publication of this Approval, for its employee for comprehensive pension in an annuity provident fund that is not an insurance fund as defined in the Income Tax Regulations (Rules for the Approval and Management of a Provident Fund), 5724-19642 (hereinafter - a “Pension Fund”) or managers insurance, including a possibility of annuity or a combination of payments for a severance plan and a non-annuity plan in an insurance fund as stated (hereinafter – an “Insurance Fund”), including payments made with a combination of payments to a pension fund an insurance funds, whether the insurance fund has an annuity plan or otherwise (hereinafter – the “Employer Payments”), will replace the severance pay owed to the aforesaid employee for the fees from which the said payments were performed and for the period paid (hereinafter – the “Exempt Wages”), provided that all of the following are met:

(1) Employer payments –

(a)	For a pension fund, no less than 14 1/3 % of the Exempt Wages or 12% of the Exempt Wages if the employer pays for his work, and additionally, payments to supplement severance pay to a severance pay provident fund or an insurance fund in the name of the Employee at a rate of 2 1/3% of the Exempt Wages. In the event that the Employee does not pay the 2 1/3% as stated in addition to the 12% – its payments will replace 72% of the severance pay of the Employee, alone;
(b)	To an insurance fund, no less than the following:
(1)	13 1/3% of the Exempt Wages, if the employer pays for the Employee in addition payments to secure monthly income in the case of employment disability as well, in a plan approved by the Commissioner of Capital Markets, Insurance Savings of the Ministry of Treasury, at a rate required to secure 75% of the Exempt Wages or a rate of 2½% of the Exempt Wages, whichever is lower (hereinafter – “Payment to Insure Employment Disability”);
(2)	11% from the Exempt Wages, if the employer also makes Payments to Insure Employment Disability, and in such a case, the employer’s payments will replace 72% of the Employee’s severance pay alone; if the employer pays, in addition to the above, payments to supplement severance pay for a severance pay provident fund or insurance fund in the name of the Employee at a rate of 2 1/3% of the Exempt Wages, the employer payments will replace 100% of the Employee’s severance pay.
(2)	No later than three months from the beginning of the performance of the employer’s payments, a written agreement will be formed between the employer and the Employee, which contains:
(a)	The consent of the Employee to an arrangement under this Approval in a form that specifies the employer payments and the pension fund and insurance fund, as applicable; the said agreement will also include the text of this approval;
(b)	In the event that the employer waives in advance any right that it may have to a reimbursement of funds from its payments, unless the Employee’s right to severance pay is negated by a judgment under Sections 16 or 17 of the Law, and if negated or the Employee withdraws money from the pension fund or insurance fund other than due to a Qualifying Event. In this regard, a “Qualifying Event” – death, disability or retirement at the age of sixty or greater.

(3)	This Approval will not derogate from the right of an employee to severance pay under the law, a collective agreement, expansion order to employment agreement, for Wages in excess of the Exempt Wages.

15th day of Sivan 5758 (June 9, 1998)

(HM 3-327)

Eliyahu Yishai

Minister of Labor and Welfare

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Book of Laws 5723, pp. 136

2 Compendium of Regulations 5724, pp. 1302

Appendix B

Bio Light Israel Life Sciences Investments Ltd.

Options Agreement

Entered into and executed in Tel Aviv on 12 July 2011

Between:	Bio Light Israel Life Science Investments Ltd. 5-7 Shoham Street Ramat Gan (hereinafter: the “Company”)	Party of the First Part;

And between:	Suzana Nahum-Zilberberg I.D. no. 028498525 13 Netzah Israel Street, Herzliya (hereinafter: the “Offeree”)	Party of the Second Part;

Whereas	the Company’s Board decided on 12/12/2015 to adopt the Company’s Israeli options allocation plan for 2005 which is hereby attached as Appendix A to this Agreement (hereinafter: the “Plan”);

And whereas in accordance with the terms of the Plan, the Company decided to remunerate the Offeree and to grant her options to purchase shares in the Company, and the Offeree agrees that the Company allocate the Option Statement on her behalf, in accordance with the terms and provisions of the Plan and to this Agreement;

Therefore, it is declared, stipulated, and agreed between the Parties as follows:

1.	Introduction

1.1.	The introduction to this Agreement and its appendices constitute an integral part hereof.

1.2.	It is hereby clarified that all of the terms defined in the Plan apply to this Agreement as well unless otherwise defined in the body of this Agreement.

2.	Allocation of the Options

2.1.	In accordance with the terms of the Plan, the Company hereby allocates the Offeree a number of options as specified in Appendix B to this Agreement. Each option may be exercised for one ordinary share in the Company of par value NIS 0.01, subject to payment of the Exercise Price stipulated in Appendix B, and subject to all of the terms stipulated in the Plan and this Agreement.

2.2.	The Offeree is aware of the fact that the Company intends to issue additional shares and/or options, from time to time, to various entities and individuals, at its exclusive discretion.

3.	Tab the Option Period

3.1.	Subject to the terms of the Plan, it will be possible to exercise the options for shares, subject to the purchase dates indicated in Appendix B, as of the date of the granting of the options and until the expiration date of the options as specified in Appendix B, unless the options or a portion thereof expired prior to the end of this period under the terms of the Plan and to this Agreement.

3.2.	Options may be exercised for full shares only, and in any case, fractional shares may not be purchased. To the extent that fractional shares are received as a result of the exercising of options, the share fractions will be rounded up or down to the nearest whole number.

4.	Adjustments

4.1.	In any event in which a change occurs in the Company’s issued and outstanding share capital by way of a cash dividend, share dividend (bonus shares), share split, consolidation or replacement of shares, change to the Company’s capital structure, or any similar event by or of the Company, then the number and type of shares in the Plan or the shares which may be exercised as a result of exercising options granted under the Plan, and the exercise price, will be adjusted relative in order to proportionately maintain the number of shares and their cumulative exercise price, provided that such adjustments not be made because of a distribution of rights with respect to issued shares. Upon the occurrence of any of the aforementioned events, the type and the cumulative number of shares which may be issued in the framework of the Plan, in relation to an option which has not yet been exercised, will be adjusted in a similar manner, all as determined by the Company’s Board whose decision shall be final. It is clarified that in the event of a distribution of bonus dividends, an adjustment will be made by increasing the number of exercise shares in a manner which will reflect the rate of the bonus granted to the Company’s shareholders by the distribution of bonus shares. It is further clarified that in the event of a distribution of a cash dividend, the exercise price will be decreased proportionate to the amount of the dividend distributed.

4.2.	In the event of a Transaction (as defined below), any option granted based on the Plan which has not yet been exercised will be replaced or converted to options for shares according to the quantity of shares based on the option statement which have not yet been exercised, or anything security of the purchasing company (or parent company or subsidiary of the purchasing company) which were distributed to the Company’s shareholders in exchange for the shares relating to said Transaction, and the appropriate adjustments will be made to the share exercise price which will reflect said event, and all of the remaining terms of the Options Agreement will remain in effect, including the purchase dates, all as determined by the committee or the Board, whose decisions shall be exclusive and final. The Company will notify the Offeree of the Transaction in the manner which the Company shall see fit, at least ten (10) days prior to the effective date of the Transaction.

For purposes of this Section, “Transaction” means – (1) merger, acquisition, reorganization of the Company with or into another company, where the Company is not the surviving company; (2) the sale of all or a significant part of the Company’s assets or shares.

4.3.	If it is resolved to voluntarily liquidate the Company while there are options based on the Plan which have not yet been exercised, the Company will provide notice to all of the holders of the options regarding the adoption of such a resolution, and every option holder shall have ten (10) days to exercise the options which are not yet been exercised and whose purchase dates have arrived, for shares, according to the option exercise process stipulated in the Plan. After the passing of these ten days, all of the options which have not yet been exercised for shares up until that date shall immediately expire.

4.4.	Notwithstanding the aforesaid, according to the Options Plan, in any case, the exercise price of an option shall not be less than the par value of a share in the Company.

4.5.	Without derogating from what is stated in Section 9.1 of the Plan and in addition to what is stated therein, if, upon the occurrence of a Transaction (as defined above), the purchasing company (or parent company or subsidiary of the purchasing company) does not agree to convert or replace the options, the purchase dates of the options will be accelerated such that any option whose purchase date has not yet arrived shall be immediately exercisable for shares as of ten (10) days prior to the effective date in connection with the Transaction specified in Section 9.1 of the Plan, and the committee will notify the Offeree that the options which have not yet been exercised for shares may be exercised in full during the course of a period of ten (10) days from the date of said notice, and that any option which shall not be exercised shall expire with the passing of this period.

4.6.	If the purchasing company (or parent company or subsidiary of the purchasing company) consents to convert or replace the options, and the Offeree’s employment with the purchasing company shall be terminated at the initiation of the purchasing company without “cause” within one year of the date of the completion of the Transaction, the purchase dates of the options which were replaced or converted will be accelerated such that any option whose purchase date has not yet arrived shall be immediately exercisable for shares upon the date of the termination of the relationship without “cause” as aforesaid.

5.	The Purchase Dates; Exercise Period

Subject to the terms of the Plan, the options shall be exercisable for shares subject to the purchase dates indicated in Appendix B to the Agreement, and provided that the Offeree is an employee (as defined in the Plan) of the Company or of related companies on the purchase dates.

All of the options which were issued to the Offeree and not exercised for shares shall expire and will not be exercisable on the date of the expiration of the option, as stated in Section 2.19 of the Plan and as specified in Appendix B to this Agreement.

6.	Conditions for the Offeree’s Entitlement to Exercise the Options

6.1.	The options shall be exercisable in the manner and according to the terms stipulated in Section 10.1 of the Plan and Appendix B to this Agreement, and subject to the provisions of Section 9.6, below.

6.2.	In order to permit the Company to issue shares following the exercise of options, the Offeree hereby agrees to sign any document which will be required and which shall be necessary under any law and/or under the Company’s Articles of Association.

6.3.	The Company shall not be obligated to allocate options following the exercise of options if the allocation, in the view of the Company, may cause the Company to violate the requirements of the law.

7.	Restriction on Transferring the Options and/or the Shares

7.1.	The transfer of the options as well as the transfer of the shares issued following the exercise of the options will be subject to the restrictions specified in the Plan and the Company’s Articles of Association, as well as any shareholders’ agreement to which the shareholders possessing ordinary shares in the Company are subject.

7.2.	In regard to “102 Options on the Trustee Track,” subject to the terms of Section 102 of the Ordinance, the Offeree will not sell or transfer from the Trustee, shares which were allocated as a result of the exercise of “102 Options on the Trustee Track” and/or shares which were allocated as a result of the exercise of rights, including bonus shares, until the end of the lockup period, the Offeree will be subject to the sanctions based on Section 102 of the Ordinance.

7.3.	With regard to “102 Options on the Trustee Track,” upon the termination of the relationship between the Company or related companies and the Offeree, the Offeree will provide the Company with a guarantee or bond for payment of the tax which applies on the date of the sale of the shares, in accordance with the terms of Section 102 of the Ordinance.

7.4.	The Offeree will not sell or transfer any shares through a transaction which, in the opinion of the Company, shall involve a violation of law, regulations, or rules.

7.5.	The Offeree agrees that the Company shall have the right to imprint the share certificates with provisions addressing the aforementioned restrictions, as well as any additional restriction which the Company shall see fit, which do not harm the Offeree’s rights according to what is stated in this Agreement.

8.	Taxation; Indemnification

8.1.	The Offeree alone will bear any tax liability for granting and exercising options, payment for shares under the exercise of options or with respect to any other action (by the Company and/or related companies and/or the Trustee and/or Offeree). The Company and/or related companies and/or the Trustee will withhold under any law, regulations, and rules any taxes, including withholding tax at source. The Offeree hereby agrees to indemnify the Company and/or related companies and/or the Trustee, and to exempt them of any liability with respect to payment of such taxes, interest, and fines, and from any other payment, including for charges that originate in the need to withhold tax or an omission from withholding tax, from any payment transferred to the Offeree.

8.2.	The Offeree will not be entitled to receive from the Company and/or the Trustee, shares that have been allocated following exercise of Options before payment of the entire tax for which the Offeree is liable based on the granting of the Options or the allocation of the shares following exercise of the Options. For the avoidance of doubt, the Company and/or Trustee will not be required to provide the Offeree with a share certificate until payment of the entire tax for which the Offeree is liable.

8.3.	There may be tax implications to granting the Options and the allocation of the shares following exercise of the Options. It is hereby recommended that the Offeree consult with a tax advisor with respect to the tax implications arising from granting the Options, their exercise and the sale or transfer of the shares.

8.4.	In regard to the “102 Options on the Trustee Track,” the Offeree hereby declares that she is aware of the provisions of Section 102 of the Ordinance and the applicable taxation track. The Offeree Hereby Expresses Her Consent to What Is Stated in the Trust Deed which was signed between the Company and the Trustee and is attached to this Agreement as Appendix C, and consents to be subject to the provisions of the Trust Agreement.

9.	Miscellaneous

9.1.	No obligation to exercise options. Receipt of the options under this Agreement does not require the Offeree to exercise the Options.

9.2.	Confidentiality. The Offeree will refer to this Agreement and all of its appendices for as long as it is not disclosed to the public by the Company, as confidential material, and will not disclose its content to any person other than to the extent required under law or in order to receive a legal, tax or other opinion.

9.3.	Continued Employment/Provision of Services. No provision of this Agreement and the Option Plan should be interpreted as an undertaking and/or consent on the part of the Company and/or related company to continued employment/provision of services of/by the Offeree or limit the right of the Company and/or a related company to terminate her employment/provision of services of/by the Offeree or its engagement with the Offeree at any time, at its sole discretion and in accordance with the law.

9.4.	Complete Agreement. Subject to the terms of the Plan, this Agreement, including its appendices, constitutes the full agreement between the Company and the Offeree with respect to the Options granted through this Agreement, and supersedes any previous agreement, arrangement and/or understanding, whether written or oral, between the Offeree and the Company with respect to the matters included in the Plan.

9.5.	Non-enforcement is not a waiver. The failure of a party to this Agreement to enforce any of the terms of this Option Agreement or the Plan will not be considered a waiver of this terms or any other term.

9.6.	Terms of the Plan. The Options under this Agreement were granted subject to the Plan, and are subject, in all respects, to the terms of the Plan. Any interpretation given to this Agreement will be given in accordance with the terms of the Plan; however, in the case of a conflict between the provisions of this Option Agreement and the provisions of the Plan, the provisions of this Option Agreement will prevail.

9.5.	[sic – bulleting as in the original] Binding Effect. The Plan and this Option Agreement will be binding vis-à-vis heirs, will executors, estate managers and the survivors of the Parties to the Agreement.

9.6.	Notices. Any notice under this Agreement or the Plan will be provided in writing and delivered via mail, email, facsimile, with delivery confirmation. The Offeree shall inform the Company in writing of any change to his address, and the Company will inform the Offeree of a change to its address by sending a notice to the address listed above.

The Offeree hereby declares that she has read the Plan and this Agreement and agrees to all of their terms, limitations and any term of the Options allocated to her under this Agreement.

In witness whereof, the parties have signed:

The Offeree	Bio Light Israel Life Science Investments Ltd.

Appendix A

Options Plan for 2005 of Bio Light Israel Life Sciences Investments Ltd.

Appendix B

Terms of the Options

Name of the Offeree:	Suzanna Nachum-Zilberberg, Identity No. 028498525 02849525
Grant Date:	July 12, 2011
Type of Options granted:	Option 102 in track with trustee (capital gains)
Number of ordinary shares subject to the option:	2,500,000
Exercise price	NIS 0.35 per share
Purchase term:	The Options will vest during a period of 36 months as of the date on which the Offeree’s employment at the Company commences (May 1, 2011), while 1/3 of the Options will vest at the end of each 12 months.
Expiration date of the Options:	Options will expire in the event that they are not exercised on the earliest date of the following: (1) ten years from the Grant Date of the Options; or (2) 90 days after the date on which the employee-employer relationship and/or service provider relationship is terminated, for any reason; (3) after 12 months transpire from the termination of the employment and/or the service provider relationship of the Offeree due to the death or disability of the Offeree; or (4) immediately upon termination of the employee-employer relationship and/or service provider relationship due to “cause” as defined in the Option Plan.

[Signature]	[Signature]
Suzanna Nachum-Zilberberg	Bio Light Israel Life Science Investments Ltd.